EXHIBIT 10.1

SUMMARY DESCRIPTION OF 2004 MICP

On April 5, 2005, the Board of Directors of Stewart & Stevenson Services, Inc. (the “Company”), approved the 2004 Management Incentive Compensation Plan (“MICP”) payments, and the 2005 base salary for each executive officer of the Company who is expected to be a named executive officer in the Company’s proxy statement for the Annual Meeting of Shareholders to be held on June 7, 2005 (excluding the President and Chief Executive Officer, Mr. Max Lukens, the expected named executive officers are referred to herein as the “Expected Named Executives”).  For Fiscal 2004, the target incentive for annual incentive compensation for the Expected Named Executives was fifty percent (50%) of their respective base salary, with an over-achievement opportunity up to a maximum of one hundred percent (100%) of their respective base salary.  In approving the MICP payments, the Board of Directors considered a financial measurement, the Company’s return on net capital employed, along with several subjective factors.  The 2004 MICP payments and the 2005 base salaries for the Expected Named Executive Officers are set forth below.

Expected Named Executive Officer	2004 MICP Payment Approved		2005 Base Salary
Max Lukens	$0	*	$750,000	*
Carl B. King	$305,000		$325,000
Dennis M. Dellinger	$270,000		$290,000
John B. Simmons	$260,000		$300,000
Don K. Kyle	$240,000		$270,000

* The base salary and the bonus for Max Lukens, President and Chief Executive Officer, are described in his employment agreement filed with the Commission as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2004.